Registration No. 333-__________

      As filed with the Securities and Exchange Commission on
                         June 1, 2001

-----------------------------------------------------------------
-----------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                ----------------------------------

                             FORM S-8
                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933

                ----------------------------------

                      D&E COMMUNICATIONS, INC.
        (Exact name of registrant as specified in its charter)

     Pennsylvania                                23-2837108
(State or jurisdiction of                     (I.R.S. Employer
incorporation or organization)                Identification No.)

124 East Main Street, P.O. Box 458               17522-0458
Ephrata, Pennsylvania                            (Zip Code)
(Address of principal executive offices)

                 ----------------------------------

                      D&E COMMUNICATIONS, INC.
            2001 Stock Compensation Plan and Policy for
         Non-Employee Directors of D&E Communications, Inc.
                      (Full title of the plan)

                 ----------------------------------

                     Anne B. Sweigart, Chairman,
               President and Chief Executive Officer
                      D&E Communications, Inc.
                     Brossman Business Complex
                        124 East Main Street
                    Ephrata, Pennsylvania  17522
                          (717) 733-4101

                          Thomas E. Morell
        Vice President, Chief Financial Officer and Treasurer
                      D&E Communications, Inc.
                     Brossman Business Complex
                        124 East Main Street
                    Ephrata, Pennsylvania  17522
                           (717) 733-4101
    (Name, Address and telephone number of agents for service)

                    Copies of communications to:
                      Wesley R. Kelso, Esquire
                           Stevens  & Lee
                             Suite 602
                        25 North Queen Street
                        Lancaster, PA  17603
                            (717) 399-6632

                  ---------------------------------

                   CALCULATION OF REGISTRATION FEE


                                        Proposed Maximum     Proposed Maximum
Title of Securities     Amount To Be     Offering Price     Aggregate Offering       Amount of
  To Be Registered      Registered(1)     Per Share(2)          Price(2)         Registration Fee(3)
-------------------     -------------   ----------------    ------------------   -------------------
Common Stock (par       15,000 Shares       $18.83               $282,450               $100
value $0.16 per
share)


(1) The provisions of Rule 416 of the Securities Act of 1933, as amended shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on May 31, 2001, which is the last day the common stock traded prior to the filing of this registration statement.

(3)  Calculated pursuant to Section 6(b) of the Securities Act of
     1933, as amended.



                            PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to the 2001 Stock Compensation Plan and Policy for Non-Employee Directors of D&E Communications, Inc. (the "Plan"). D&E Communications, Inc. ("D&E"), a Pennsylvania corporation, is sometimes referred to herein as the "Company" or the "Registrant."

Item 3.  Incorporation of Documents by Reference

     The Company hereby incorporates by reference into this Registration Statement the documents listed in (a) through (d) below:

     (a) The Annual Report of the Company filed on Form 10-K for the fiscal year ended December 31, 2000;

     (b)  The Company's Quarterly Report on Form 10-Q for the
Quarter ended March 31, 2001;

     (c)  The Company's Current Report on Form 8-K filed May 24,
2001; and

     (d) The description of the capital stock of the Company, par value $0.16 per share, as set forth in the Company's Form 8-
K/A filed with the Commission on June 4, 1997.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 of the PBCL also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     As permitted by the PBCL, D&E's Articles of Incorporation (the "Articles") provide that D&E shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits D&E to provide broader indemnification rights than D&E is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, investigative or other and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of D&E or is or was serving at the request of D&E as a director, officer, employee, fiduciary, trustee or other representative of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by any such of the foregoing persons while acting in an official capacity as a director or officer of D&E or in any other capacity on behalf of D&E while such person is or was serving as a director or officer of D&E, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement whether with or without court approval, actually incurred or paid by such person in connection therewith. Such indemnification includes the right to be paid by D&E the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her indemnification rights under the Articles in advance of the final disposition thereof promptly after receipt by D&E of a request therefor stating in reasonable detail the expenses incurred, subject to certain conditions to the extent required by law. Persons who are not directors or officers of D&E may be similarly indemnified in respect of service to D&E, or to another such entity at the request of D&E, to the extent the Board of Directors designates. Under the PBCL, indemnification pursuant to this provision of the Articles is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.

     The Articles also provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of D&E shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Under Section 1713 of the PBCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the PBCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of D&E does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

     The Articles also provide that D&E may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of D&E, or is or was serving at the request of D&E as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not D&E has the power to indemnify such person against such liability under the laws of this or any other state. D&E may create a fund, of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under the Articles or otherwise. D&E and its subsidiaries also carry insurance for their officers and directors against certain liabilities which they might incur as directors or officers of D&E or of any other organization which they serve at D&E's request, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification by D&E for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of D&E pursuant to the foregoing provisions, D&E has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     The following is a complete list of exhibits filed as part of this Registration Statement:


Exhibit
Number       Description                        Method of Filing

4.1          2001 Stock Compensation Plan and   Incorporated herein by refer-
             Policy for Non-Employee Directors  erence from the Company's
             of D&E Communications, Inc.        Definitive Proxy Statement
                                                filed on March 22, 2001 (File
                                                Number 000-20709).

5.1          Opinion of Stevens & Lee           Filed herewith.

23.1         Consents of PricewaterhouseCoopers Filed herewith.
             LLP

23.2         Consent of Stevens & Lee           See Exhibit 5.1 hereof.

24.1         Power of Attorney                  Included as part of the
                                                signature pages hereof.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Ephrata, Commonwealth of Pennsylvania, on the 30th day of May, 2001.

                             D&E COMMUNICATIONS, INC.

                             By:  /s/ Anne B. Sweigart
                                --------------------------------
                                  Anne B. Sweigart
                                  President, Chief Executive
                                  Officer and Chairman of the
                                  Board


     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Anne B. Sweigart and W. Garth Sprecher, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, to execute in the name of each such person any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:  May 30, 2001            By:  /s/ Anne B. Sweigart
                                  -------------------------------
                                    Anne B. Sweigart
                                    President, Chairman of the
                                    Board, and Chief Executive
                                    Officer

Date:  May 30, 2001            By:  /s/ Robert M. Lauman
                                  -------------------------------
                                    Robert M. Lauman
                                    Executive Vice President and
                                    Chief Operating Officer
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ Thomas E. Morell
                                  -------------------------------
                                    Thomas E. Morell
                                    Vice President, Chief
                                    Financial Officer and
                                    Treasurer
                                    (Chief Accounting Officer)

Date:  May 30, 2001            By:
                                  -------------------------------
                                    W. Garth Sprecher
                                    Vice President and Secretary
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:
                                  -------------------------------
                                    John Amos
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ Thomas H. Bamford
                                  -------------------------------
                                    Thomas H. Bamford
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ Paul W. Brubaker
                                  -------------------------------
                                    Paul W. Brubaker
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ Ronald E. Frisbie
                                  -------------------------------
                                    Ronald E. Frisbie
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ Robert A. Kinsley
                                  -------------------------------
                                    Robert A. Kinsley
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ G. William Ruhl
                                  -------------------------------
                                    G. William Ruhl
                                    Senior Vice President,
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ Steven B. Silverman
                                  -------------------------------
                                    Steven B. Silverman
                                    Member of the Board of
                                    Directors

Date:  May 30, 2001            By:  /s/ D. Mark Thomas
                                  -------------------------------
                                    D. Mark Thomas
                                    Member of the Board of
                                    Directors



                          EXHIBIT INDEX


Exhibit
Number       Description                        Method of Filing

4.1          2001 Stock Compensation Plan and   Incorporated herein by refer-
             Policy for Non-Employee Directors  erence from the Company's
             of D&E Communications, Inc.        Definitive Proxy Statement
                                                filed on March 22, 2001 (File
                                                Number 000-20709).

5.1          Opinion of Stevens & Lee           Filed herewith.

23.1         Consents of PricewaterhouseCoopers Filed herewith.
             LLP

23.2         Consent of Stevens & Lee           See Exhibit 5.1 hereof.

24.1         Power of Attorney                  Included as part of the
                                                signature pages hereof.